EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:

INVESTORS:	MEDIA:
Renovis, Inc.	Euro RSCG Life NRP
John C. Doyle	Ernie Knewitz
(650) 266-1407	(212) 845-4253
doyle@renovis.com	ernie.knewitz@eurorscg.com

Phase III Trials for CEROVIVE (NXY-059) Will Continue as Planned

Following Interim Data Analysis

South San Francisco, California – October 14, 2004 — Renovis, Inc. (Nasdaq: RNVS) announced today that AstraZeneca, exclusive licensee of CEROVIVE (NXY-059), will continue as planned with the Phase III trials (SAINT I and II) to determine the drug’s effect on disability and neurological recovery in acute ischemic stroke patients. This decision is based upon a recommendation from the Independent Data and Safety Monitoring Board (IDMB) and the trial Steering Committee.

The decision follows a recent IDMB interim analysis of these trials, which included data on stroke outcomes after a three-month follow-up period in 1,000 patients. The purpose of this analysis was to assess whether it would be futile (not meaningful) to continue patient enrollment in the SAINT trials when looking at the degree of post-stroke disability experienced by patients who received drug as compared to patients who received placebo, and to determine if there were safety concerns.

The SAINT trials for CEROVIVE (NXY-059) are being conducted worldwide and planned to enroll subjects in approximately 400 centers across 40 countries (Europe, Asia, Australia, New Zealand, South Africa, United States, Canada and Latin America) to evaluate the effect of the compound in acute ischemic stroke patients. The safety of patients included in the trials is being continually evaluated.

“This interim analysis was the first time in the SAINT trials that the IDMB reviewed patient outcomes in addition to safety data for CEROVIVE (NXY-059),” said Corey Goodman, Ph.D., CEO of Renovis. “The IDMB’s positive recommendation represents another encouraging milestone in the development of CEROVIVE (NXY-059) for the treatment of stroke patients.”

Commenting on this news, Tomas Odergren, M.D., Global Product Director for CEROVIVE (NXY-059) at AstraZeneca said, “AstraZeneca is pleased to learn the IDMB’s recommendation to continue the SAINT trials as planned. Like Renovis, AstraZeneca is committed to the research and development of new therapies that have the potential to improve patients’ lives and will continue to work closely with the IDMB and trial Steering Committee to ensure the best possible chance of success for CEROVIVE (NXY-059).”

Two Corporate Drive     South San Francisco, CA94080     Tel: 650.266.1400     Fax: 650.266.1460     www.renovis.com

Additionally, the CHANT (Cerebral Hemorrhagic And NXY-059 Treatment) trial initiated enrolment in August 2004. CHANT is a double-blind, randomized, placebo-controlled, parallel-group, multicenter, Phase IIb study to assess the safety and tolerability of 72 hours intravenous infusion of CEROVIVE (NXY-059) in adult patients with acute intracerebral hemorrhage. The trial will involve approximately 150 centers in 21 countries.

CEROVIVE (NXY-059), a neuroprotectant with free-radical trapping properties, is a drug under development by AstraZeneca and licensed from Renovis, Inc.

About Renovis

Renovis is a biopharmaceutical company developing drugs to treat neurological diseases and disorders. We are currently pursuing six distinct programs, including two product candidates in clinical development. Our most advanced product candidate is CEROVIVE (NXY-059), an intravenous drug for acute ischemic stroke that is in Phase III clinical trials with our exclusive licensee, AstraZeneca plc. We are independently developing REN-1654, an oral drug for neuropathic pain in Phase II clinical trials. Our research and development programs focus on major medical needs in the areas of neuroprotection, pain and neuroinflammatory diseases.

For additional information about the company, please visit www.renovis.com.

CEROVIVE (NXY-059) is a registered trademark of AstraZeneca plc. All other product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. We may not actually achieve these plans, intentions or expectations and Renovis cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make, including risks related to: our heavy dependence on the success of CEROVIVE (NXY-059), which is still under development; our dependence on our strategic collaboration with AstraZeneca; AstraZeneca’s success in obtaining regulatory approval to market CEROVIVE (NXY-059); our ability to successfully develop other product candidates; obtaining, maintaining and protecting the intellectual property incorporated into our product candidates; and our ability to obtain additional funding to support our business

Two Corporate Drive     South San Francisco, CA94080     Tel: 650.266.1400     Fax: 650.266.1460     www.renovis.com

activities. These and other risks are described in greater detail in the “Risk Factors” section of our Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on August 16, 2004. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

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Two Corporate Drive     South San Francisco, CA94080     Tel: 650.266.1400     Fax: 650.266.1460     www.renovis.com